Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”), is entered into this 30th day of May, 2023, and is by and between Acrivon Therapeutics Inc., a Delaware corporation (“Company”), and Kristina M. Masson (“Executive”), and made effective as of June 1, 2023 (the “A&R Effective Date”).

WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement (the “Prior Agreement”), dated October 5, 2020 (the “Effective Date”); and

WHEREAS, Company and the Executive desire to enter into this Agreement to memorialize the amended and restated employment terms agreed to by the Company and the Executive pursuant to which the Company will continue to employ Executive as its Executive Vice President, Business Operations, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Role and Responsibilities.

(a) Title; Duties; Location. Subject to the terms and conditions of this Agreement, Executive will continue to serve as Company’s Executive Vice President, Business Operations (“EVP of Business Operations”), reporting to Company’s Board of Directors (the “Board”). In addition to Executive’s duties as EVP of Business Operations, Executive shall continue to serve as President and CEO and Site Head of Company’s wholly-owned subsidiary, Acrivon AB, subject to the terms and conditions of that certain Employment Contract, effective as of June 1, 2023, between Acrivon AB and Executive (the “Acrivon AB Agreement”). Executive accepts such continued employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the Board. Executive’s principal place of work for Company shall mainly be in Massachusetts. During Executive’s employment with Company, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company and Acrivon AB, with approximately seventy percent (70%) of Executive’s business time and energies dedicated to the Company business. Nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed five percent

(5%) of the issued and outstanding securities of any class of securities of such publicly held entity; (b) Executive’s participation and service in civic and charitable activities, including as a member of a board of a civic or charitable organization, so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder; and (c) Executive´s participation and service on boards of directors and advisory boards, provided that, with respect to clauses (b) and (c), Executive receives Board approval to engage in such activities; further provided that Executive may serve on up to three (3) board of directors or advisory boards at a given time without receiving Board approval; further provided that such activities do not interfere or conflict with Executive’s performance of duties under this Agreement.

(b) Indemnity, Director & Officer Insurance. Company maintains Director and Officer liability insurance (“D&O Insurance”) for a covered loss, a copy of such policy has been provided to Executive, and Company represents it shall continue to purchase D&O Insurance on terms not less advantageous than existing coverage for so long as Executive is employed by Company. The D&O Insurance shall insure Executive as an officer and director for the full Term of her employment with Company (as defined below) regardless of when any claim or threatened claim may arise or occur.

2. Term; Termination.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder commenced on the Effective Date, and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”).

(b) Termination by Company. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment hereunder as follows:

i. For Cause. Company may terminate Executive’s employment for Cause (as defined below) by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

ii. Without Cause. Company may terminate Executive’s employment without Cause, by written notice by Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective sixty (60) days after the date of such notice, or such later date as specified in writing by Company, provided that the Company may in its sole election provide pay in lieu of notice for all or a portion of the 60-day notice period.

For the purposes of this Agreement, “Cause” shall mean: (A) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (B) conviction of a felony involving fraud, dishonesty or breach of trust; (C) willful misconduct or gross negligence in the performance of the duties delegated to Executive by Company or Acrivon AB; (D) material breach of this Agreement or the Acrivon AB Agreement; or (E) material breach of any non-competition, non-solicitation, non-disclosure, and intellectual property assignment agreement between Executive and Company or Acrivon AB; provided that “Cause” shall not be deemed to have occurred pursuant to subsections (C) or (D) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such ground and that Company intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of her receipt of such notice.

(c) Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

i. For Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) by written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to Good Reason then such termination shall not be effective and provided, further, that the Company may in its sole election provide pay in lieu of notice for all or a portion of the 30-day notice period; or

ii. Without Good Reason. Executive may terminate Executive’s employment without Good Reason by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective sixty (60) days after the date of such notice, provided that the Company may in its sole election provide pay in lieu of notice for all or a portion of the 60-day notice period.

For the purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction exceeding five percent (5%) in Executive’s then-current Base Salary without Executive’s consent (other than in connection with an across-the-board reduction affecting other senior executives of the Company); (B) a material diminution in Executive’s authority, duties, or responsibilities with Company, without Executive’s consent; provided, however, that a change in job position (including a change in title) shall not be deemed a “material diminution” if Executive’s new position has substantial managerial and strategic responsibilities; (C) a material change in the geographic location at which Executive provides services to Company outside of a thirty (30) mile radius from the then-current location; or (D) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within ninety (90) days of such ground first occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within forty five (45) days from the date of such written notice. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(d) Termination Due to Disability. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment due to Executive’s Disability (as defined below) by written notice to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company. For the purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s material duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the material duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by the Board after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid. Notwithstanding the foregoing, the Company may also terminate Executive due to Disability when Executive has met the qualifications for coverage under the Company-provided long-term disability insurance policy, such that Executive would then be receiving payments under that policy.

3. Compensation, Benefits, and Expenses.

(a) Base Salary. As of the A&R Effective Date, Executive earns a base salary at the annualized rate of three hundred eighty two thousand two hundred dollars ($382,200.00) (the “Base Salary”). The Base Salary shall be payable in substantially equal periodic installments, at least on a monthly basis, in accordance with Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Annual Bonus. Executive shall be eligible to earn an annual cash bonus in a target amount equal to forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”). Clear, reasonable and achievable targets and milestones for Company’s performance and Executive’s performance for the year shall be set by the Board in consultation with Executive, within forty-five (45) days of the commencement of each year. The Annual Bonus shall be earned and paid based on level of performance by Executive and/or Company against the agreed upon targets and milestones, which performance shall be the sole and reasonable determination of the Board. The actual amount of the Annual Bonus shall be determined by the Board in its sole discretion. The Annual Bonus shall be paid to Executive in no event later than March 15th of the calendar year immediately following the calendar year to which it pertains. Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Except as provided in Section 4, Executive must be employed by Company on the date that the Annual Bonus is payable in order to be eligible to earn such Annual Bonus.

(c) Equity. Company has previously granted Executive stock options pursuant to the terms of Company’s Employee, Director and Consultant Equity Incentive Plan then in effect (the “Plan”), which stock options will continue to vest in accordance with, and be governed by, the terms of the applicable stock option agreement.

(d) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company employees of the same rank and tenure as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e) Vacation. Executive shall be eligible for twenty five (25) days of vacation per year, to be scheduled to minimize disruption to Company’s operations. Executive’s vacation entitlements according to this Agreement shall, for the avoidance of doubt, not be interpreted as a duplication of any vacation entitlements that the Executive may be eligible for under any other vacation policies of the Company’s affiliates. Executive’s vacation use, accrual and carryover shall be subject to the terms and conditions of Company’s vacation policy in effect from time to time.

(f) Reimbursement of Expenses. Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal

Revenue Code and the rules and regulations thereunder (collectively the “Code”), including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Termination Payments; Severance Benefit.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) any Annual Bonus with respect to the fiscal year prior to the year in which separation occurs and not yet paid (to the extent such Annual Bonus is determined to have been earned by the Board); (iii) the portion of Executive’s vacation days that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iv) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment for any reason other than for Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

(b) Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of Section 4(d), in the event that Executive’s employment hereunder is terminated by Company without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

i. Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a nine (9) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

ii. Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in one lump sum amount within sixty (60) days following Executive’s termination, less all customary and required taxes and employment-related deductions.

iii. In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay the employer and employee share of costs for such coverage for a period of up to nine (9) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination, or Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

iv. Executive shall become vested in the additional number of outstanding time-based equity awards granted to Executive by Company that would have otherwise vested had Executive remained in employment for an additional nine (9) months after the termination date.

The severance payments and benefits described in this Section 4(b) are expressly subject to the conditions described above and in Section 4(d) below. Any payment or benefit made as part of such severance payments and benefits shall be paid less all customary and required taxes and employment-related deductions.

(c) Severance in the Event of Termination without Cause or Resignation for Good Reason Following a Change of Control. In the event that Executive’s employment is terminated by Company other than for Cause or Executive terminates Executive’s employment for Good Reason three (3) months prior to, or within a twelve (12) month period following the consummation of a Change of Control (as defined below), then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(d), which will be in lieu of (and not in addition to) the severance payments and benefits described in this Section 4(b) above:

i. Company shall pay Executive an amount equal to Executive’s monthly Base Salary for a twelve (12) month period, with such payment to be made in one lump sum amount within sixty (60) days following Executive’s termination, less all customary and required taxes and employment-related deductions.

ii. Company shall pay Executive an amount equal to one hundred percent (100%) of Executive’s then current target amount of Annual Bonus for the calendar year in which the termination occurs, with such payment to be made in one lump sum amount within sixty (60) days following Executive’s termination, less all customary and required taxes and employment-related deductions.

iii. In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under COBRA to continue Executive’s participation in such plan, Company shall pay employer and employee share of costs for such coverage for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination, or Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

iv. Executive automatically shall become vested in one hundred percent (100%) of outstanding time-based equity awards granted to Executive by Company.

For purposes of this section, a “Change of Control” shall have the meaning set forth in the Acrivon Therapeutics, Inc. 2022 Equity Incentive Plan, as may be amended or amended and restated from time to time, or a successor plan thereto.

The severance payments and benefits described in Section 4(c) shall not be in addition to the severance payments and benefits described in Section 4(b). If Executive is eligible for the severance payments and benefits under Section 4(c), Executive shall not be eligible for the severance payments and benefits under Section 4(b).

(d) Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) or Section 4(c) unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company , which must be signed by Executive, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and standard terms relating to non- disparagement, confidentiality, cooperation and the like. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to Section 4(b) and 4(c) as applicable, the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service occurred through such first payment. In addition, if Executive materially breach any continuing obligations to the Company, Acrivon AB, or its or their affiliates (including but not limited to any material breach of this Agreement or any material breach of the Restrictive Covenants Agreements) during the period of time that Executive is receiving any payment, benefit and/or vesting described in Section 4(b) or Section 4(c), Executive will forfeit her entitlement to any then unpaid benefits or severance, and the Company’s obligation to continue to pay or provide the payments, benefits and/or vesting described in Section 4(b) or Section 4(c) will immediately terminate as of the date of Executive’s material breach.

(e) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b) or 4(c) above. Executive may, but are not obligated to, use such payment toward the cost of COBRA premiums.

(f) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5. Restrictive Covenants Agreements. In light of the competitive and proprietary aspects of the business of Company, Executive expressly reaffirms the terms of Executive’s Confidentiality, Invention, and Non-Solicitation Agreement and Executive’s Non-Competition and Non-Solicitation Agreement, both of which were executed on April 12, 2018 (attached hereto as Exhibit A and B) (collectively, the “Restrictive Covenants Agreements”), and both of which shall survive the signing of this Agreement and shall continue in full force and effect. Executive acknowledges that, in recognition of the broad geographic scope of the business of the Company and Acrivon AB and of the ease of competing with such business from any location throughout the world, the restrictions in Section 1(a)(i) of the Executive’s Non-Competition and Non-Solicitation Agreement are intended to apply throughout the world. If a court or arbitrator determines that the foregoing geographic area is too restrictive, then the parties agree that the geographic area shall cover the United States, Sweden, and each country where the Company or Acrivon AB conducted business during the Term. If the court determines that all of the areas mentioned above are too restrictive, then the parties agree the court or arbitrator may reduce or limit the area to enable the intent of Section 1(a)(i) of the Executive’s Non-Competition and Non-Solicitation Agreement to be enforced in the largest acceptable area.

6. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 constitute “non- qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

i. Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

ii. Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the earlier of: (i) first (1st) business day of the seventh (7th) month following the termination of Executive’s employment or (ii) the date of Executive’s death, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4, and then shall continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified therein.

(b) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

7. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address. Notices to Company shall be sent to Acrivon Therapeutics Lab Central, 480 Arsenal Way, Suite 100, Watertown, MA, ATTN: Chairperson of the Board.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the Restrictive Covenants Agreements and the Acrivon AB Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including the Prior Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Kristina M. Masson Ph.D.	ACRIVON THERAPEUTICS INC.

/s/ Kristina Masson	/s/ Rasmus Holm-Jorgensen

Address: *** ***	By: Rasmus Holm-Jorgensen Title: CFO

Dr. Kristina Masson	Dated: 5/30/2023
kmasson80@gmail.com

Masson Employment Agreement

EXHIBIT A

CONFIDENTIALITY, INVENTION, AND NON-SOLICITATION AGREEMENT

EXHIBIT B

CONFIDENTIALITY, INVENTION, AND NON-SOLICITATION AGREEMENT